Exhibit 99.1
1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com
News Release
Contacts:
Colleen T. White, Corporate Communications
201-310-2493 (c); 201-847-5369 (o)
colleen_white@bd.com
Monique N. Dolecki, Investor Relations – 201-847-5453
Monique_dolecki@bd.com
BD Board of Directors Elects Vincent A. Forlenza as Next Chief Executive Officer,
Effective October 1, 2011
Current Chairman and CEO Ed Ludwig Will Remain Executive Chairman
During Transition Period
Franklin Lakes, NJ (July 26, 2011) – The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX), a leading global medical technology company, today announced that, in accordance with its long-term succession planning, it has elected Vincent A. Forlenza as Chief Executive Officer and President, effective October 1, 2011. Mr. Forlenza will also become a member of the Board at that time. Also effective October 1, current BD Chairman and Chief Executive Officer Edward J. Ludwig will serve as executive Chairman of the Board through June 2012.
“This change in leadership is the result of the Board’s focus on succession planning that began in 2008 as part of our corporate governance practices,” said Henry P. Becton, Jr., BD’s Lead Director. “The selection of an excellent internal candidate to replace Ed demonstrates the strength of executive leadership development at BD.”
Mr. Forlenza, 58, joined BD in 1980. His BD career has spanned strategic planning, marketing, general management of several business units and executive leadership. His prior roles include service in all three business segments (BD Medical, BD Diagnostics and BD Biosciences) as well as in strategy development and overseas roles. He was named Executive Vice President in 2006 and President in 2009; he assumed the additional role of Chief Operating Officer in July 2010.
“Over the last 30 years, Vince has distinguished himself as a leader. He has an outstanding track record running businesses, international operations, technology and business development,” said Mr. Ludwig. “His broad array of achievements has prepared and eminently qualified him to lead BD to the next level as the Company continues its journey to greatness.”
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Mr. Ludwig, 60, joined BD in 1979. He became President in May 1999, Chief Executive Officer in January 2000 and Chairman in February 2002. Over the last 12 years, the Company has more than doubled its revenues, more than tripled its net income and nearly tripled its market cap, and it ranks in the top third among its peer group for total shareholder return for that period. During the same period, BD has invested $3.6 billion in R&D and $5.1 billion in capital expansions, and revenues derived from sales outside of the United States have grown from 43 percent to 57 percent today. And, thousands of BD associates have benefited from executive training programs – a key initiative created during Mr. Ludwig’s inaugural year as CEO.
“On behalf of BD, its shareholders, associates and the Board of Directors, I want to thank Ed for the extraordinary leadership he has provided during his time as CEO. We are pleased that Ed will continue to provide his insight and counsel as Vince transitions to his new role,” added Mr. Becton.
About BD
BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 29,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.
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